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                                                                    EXHIBIT 10ww


                                LICENSE AGREEMENT


         THIS AGREEMENT made and entered into from this 26th day of October 2000, by and between KMART OF MICHIGAN, INC. (Licensor"), a Michigan corporation, having its sole place of business at 3250 West Big Beaver Road, Suite 329, Troy, Michigan 48084, and KMART CORPORATION ("LICENSEE"), a Michigan corporation, having its principal place of business at 3100 West Big Beaver Road, Troy, Michigan 48084.

WITNESSETH

         WHEREAS, Licensor is the owner of the trademarks and service marks and registrations and applications therefor (hereinafter referred to as the "Marks") as further described in Schedule A (hereinafter "Licensed Products and Services") attached hereto and made a part hereof;

         WHEREAS. The Marks have achieved widespread recognition among members of the general public;

         WHEREAS, Licensee acknowledges the above facts and desires to use the Marks;

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1.       OWNERSHIP

                  Licensor warrants that to its knowledge it has good and valid title to the Marks.

         2        GRANT OF LICENSE

                  (a) Licensor hereby grants to licensee, and Licensee hereby accepts, the exclusive right, license and privilege to use the Marks in the United States and its territories upon the terms and conditions set forth herein for the products and services identified thereby in Licensor's federal registrations and applications and as listed is Schedule A (hereafter, the "Licensed Products and Services").

                  (b) Nothing contained in this agreement shall be constructed as a assignment or grant to Licensee of any right, title, or interest in the Licensed Properties, it being understood and acknowledged by Licensee that all rights and goodwill relating thereto are reserved by Licensor except for the license granted hereunder expressly provided in this Agreement or amendments hereto.

                  (c) Licensee acknowledges and affirms Licensor's ownership and exclusive right, title, and interest in and to the Marks. Licensee agrees that it will not directly or indirectly attack or impair the title of Licensor to the Marks, the validity of this Agreement, or any of Licensor's registration or applications therefor.

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                  Licensee further agrees not to file any state or federal
                  applications for any mark or trade name featuring the Marks or any term confusingly similar thereto.

         3.       TERM

                  The initial term of this Agreement shall be from the date above written until January 1, 2010. This License Agreement shall automatically renew at the end of such initial term and any renewal term for successive ten (10) years terms, provides that Licensee has not given to the other party written notice of its intention not to renew at least six (6) months prior to the expiration of the initial term or any renewal terms of this Agreement.

         4.       LICENSE FEES

                  (a) In consideration of the rights granted hereunder, Licensee shall pay to Licensor License Fees in accordance with the following schedule:

                           With respect to Kmart stores and Big Kmart stores, the License Fees shall be 1.1% of Net Sales of all departments except Department 33, Pantry, in which case the License Fees shall be 0.5% of Net Sales. With respect to Super Kmart stores, the License Fees shall be 0.8% of Net Sales of all departments except Department 33, Pantry, in which case the License Fees shall be 0.5% of Net Sales and Department 47, Meldisco footwear, in which case the License Fees shall be 1.1% of Net Sales. "Net Sales" for purposes of this Agreement means gross sales of all departments in Licensee's Kmart, Big Kmart and Super Kmart stores in the United States and its territories, weather such sales are for cash, credit or deferred payment, without diminution for credit loses, excluding only sales, use or excise taxes passed on the customers for credit. License Fees shall be paid on or before the 12th business day of each fiscal quarter with respect to Net Sales during the preceding quarter.

                  (b) Licensee agrees to keep adequate and complete records showing the sales of Licensed Products or Services and to annually prepare and submit to Licensor a report of the same in form satisfactory to Licensor. Such records shall include all information necessary to verify the total amount and computation of License Fees due and paid hereunder, and shall be open to inspection by Licensor upon reasonable notice during Licensee's regular business hours, as Licensor deems appropriate to confirm such data.

                  (c) In the event of any dispute between the parties regarding the payment or computation of License Fees, Licensee, shall upon request, produce to Licensor such audited and unaudited records as may be necessary to verify the information, and shall meet with Licensor, in a good faith effort to resolve such dispute. In the event the parties are unable to resolve such dispute, the parties shall instruct an independent accounting firm as the parties may agree upon to conduct an audit of
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                  the disputes License Fees. Such audit shall be made with
                  particular reference to all applicable terms of this Agreement and the determination so made by such firm as to correct computation of License Fees, shall be binding on both parties. The cost of such audit shall be born equally by both Licensee and Licensor.

         5.       QUALITY CONTROL

                  (a) Licensee warrants that all Licensed Products and Services bearing the Marks shall be of a nature that shall be consistent with the high standards of quality and excellence established over the years with respect to the Marks. Licensee shall comply to the Licensed Products and Services. The initial quality standard for each Licensed Product and Service shall be that currently maintained by Licensee. In the event Licensee wishes to add a new product or service or change the quality of an existing product or service, Licensee shall advise Licensor of the description of such product or service or the revised quality standard for an existing product or service. Unless Licensor shall have advised Licensee in writing of Licensor's objections to such new product or service or changes to an existing product or service within thirty (30) days of receipt, Licensor shall be deemed to have approved such new product or service or change to existing product or service.

                  (b) Licensee shall furnish or make available to Licensor a reasonable number of representative samples of the Licensed Product and Services to permit Licensor to determine that such Licensed Products and Services meet the quality standards set forth herein. The costs associated with the submission and testing of such samples shall be borne by Licensee. Licensor shall have the right to inspect Licensee's places of business (during normal business hours) to assure compliance with the quality standards established by Licensor. If so notified in writing by Licensor, Licensee shall not offer or provide any products or services whose nature or quality does not comply with the quality standards established by Licensor.

                  (c) Licensee shall comply with such standards and instructions as Licensor may establish from time to time with respect to the style, appearance and manner of use of the Marks. Upon the request of Licensor, copies or accurate reproductions of all materials displaying the Marks such as labels, advertising and promotional materials, letterhead, business cards, signs and the like, shall be provided to Licensor for review as to form and content. In accordance with Licensor's instructions, Licensee shall cease or modify any use of the Marks that Licensor deems not to be in compliance with the applicable standards or instructions.

         6.       GOODWILL

                  (a) License recognizes the great value of the goodwill associated with the Marks and acknowledges that the Marks and all rights therein and goodwill


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                  attached thereto, inure to, benefit and belong exclusively to
                  Licensor. Licensee shall at all times recognize the validity of the Mark and Licensor's right and title therein. Licensee shall not, during the term of this Agreement or thereafter, attached, impair or put in issue the title or any rights of Licensor in and to the Marks or attack the validity of the license granted herein.

                  (b) The parties understand and agree that Licensor's primary objective in entering into this Agreement is the further protection and enhancement of its uniquely valuable trademarks and service marks. Accordingly, the parties agree that it would be the result of a mutual mistake of fact if any activity permitted or contemplated hereunder threatened to injure or diminish the image or reputation of Licensor or any of its trademarks or service marks; and Licensee covenants and agrees that, notwithstanding any other provision f this Agreement, it shall never take or continue any action which it knows or has reason to know would result in or cause a boycott of any product or service bearing Licensor or any of its marks or products or services (such as boycott, threatened injury, and diminishment hereafter referred to as "Injury to Licensor"). In the event any action taken or continued by Licensee results, or threatens to result, in Injury to Licensor, Licensee agrees promptly to take all steps necessary to avoid or stop the occurrence of such Injury to Licensor.

         7.       PROTECTION OF RIGHTS

                  (a) Licensee agrees to assist Licensor in the protection and defense of any of Licensor's rights in the Marks, in filing and prosecution of any trademark applications, renewals, and the like, in the recording of this Agreement or any other relevant agreements, and in doing of any other acts with respect to the marks, including the prevention of the use thereof by any unauthorized persons and that in the judgement of Licensor may be necessary or desirable under any law, regulation or decree of the United States.

                  (b) Licensee shall notify Licensor promptly in writing of any infringements or imitations by other of the Marks which come to Licensee's attention and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any infringements or imitations. If Licensor so desires it may prosecute any claims or suits in its own name or join Licensee as a party thereto, all at Licensor's expense.

         8.       INDEMNIFICATION

                  (a) Licensee agrees to indemnify and hold harmless Licensor from any and all claims arising from the manufacture, purchase, distribution, sale or use by Licensee of Licensed Products or Services under this Agreement. This indemnification shall include but is not limited to claims of product liability or patent, copyright, trademark or trade dress infringement or claims of unfair competition or trade secret misappropriation which are not directly caused by the

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                  Marks. Licensor agrees to give Licensee prompt notice of such claims and Licensee has the right and obligation, at its sole expense, to defend such claims and shall be solely responsible for satisfying any monetary judgements awarded or any settlements entered into as a result of such claims. Licensor may at its sole election participate in any such defense at its own expense. In any event, Licensee agrees to keep Licensor fully informed regarding such claims. Licensee shall not, however, be liable for any actions, claims or cost incurred solely from the exercise of the license rights granted Licensee under this Agreement.

                  (b) Licensor agrees to indemnify and hold harmless Licensee and its subsidiary companies from any and all claims of patent, copyright, trademark or trade dress infringement or claims of unfair competition or trade secret misappropriation directly caused by Licensee's use of the Marks under this Agreement. Licensee agrees to give Licensor prompt notice of any such claims and Licensor has the right and obligation, at its sole expense, to defend any such claims and shall be solely responsible for satisfying any monetary judgement awarded or any settlements entered into as a result of such claims. Licensee may at its sole election participate in any such defense at its own expense. In any event, Licensor agrees to keep Licensee fully informed regarding such claims.

         9.       DISTRIBUTION

                  (a) In order to maintain and enhance the goodwill and image of quality associated by the public with the Marks, Licensee shall distribute or sell Licensed Products and render the Licensed Services only from those establishments maintaining a good business reputation and that are in no way associated, or thought to be associated, with any illegal, vulgar, obscene, immoral, unsavory or offensive activities.

                  (b) Licensee shall, throughout the term hereof, diligently distribute and sell the Licensed Products and render the Licensed Services. Nothing in this subparagraph, however, shall restrict, limit or excuse the performance of any obligations of Licensee set forth in this Agreement.

         10.      MANUFACTURERS

                  (a) Licensor acknowledges that Licensee shall obtain Licensed Products from manufacturers of Licensee's own choice, or the performance of Licensed Services from independent contractors of License's own choice, and that the Marks shall be applied or affixed to the Licensed Products by said manufacturers or used rendering the Licensed Services, but only for sale or use in Licensee's stores.

                  (b) Licensor may request and Licensee shall provide the identity of each such manufacturer or independent contractor used by Licensee.


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                  (c) Licensee shall be fully responsible to Licensor for the conduct of those with whom Licensee contracts to insure compliance with this Agreement.

                  (d) Licensee warrants and agrees that it shall establish and maintain a program and policy of requiring Licensee's suppliers of Licensed Products and Services, domestic and foreign, to enter into and sign Licensee's "Purchase Order Terms and Conditions" as attached hereto as Schedule B, or a substantially equivalent agreement (hereinafter, "purchase agreement"). Licensee shall use its best efforts to obtain a signed purchase agreement from each supplier of Licensed Products or Services prior to sale of such supplier's products or services in Licensee's stores. Upon request of Licensor, Licensee shall furnish copies of such purchase agreements to Licensor.

         11.      TERMINATION

                  (a) Without prejudice to any other rights Licensor may have, Licensor may terminate this Agreement, pursuant to subparagraph (c):

                           (i) If Licensee shall fail to make any payments sue hereunder or to deliver any of the statements required hereunder;

                           (ii) If Licensee shall be unable to pay its obligations when due, or shall make any assignments for the benefit of creditors, or shall file any petition under Chapter 11 of Title 11, United States Code, or shall file a voluntary petition in bankruptcy, or be adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed for Licensee;

                           (iii) If the quality of the Licensed Products or Services should become less than that as established and approved by Licensor; or

                           (iv) If Licensee shall fail to follow Licensor's instructions regarding appropriate use of the marks in connection with the Licensed Products or Services.

                  (b) In the event this Agreement is terminated for any reason stated above, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to and shall not sell, exploit or in any way deal with, or in, any of the Licensed Products or Services which are subject of this Agreement, or any carton, container, sign, packaging or wrapping material, advertising, promotional or display material pertaining thereto, except with and under the written consent and instructions of Licensor.

                  (c) In the event of breach by Licensee of any provision of this Agreement, Licensor shall give Licensee notice in writing to rectify the breach within forty-five (45) days and if the breach is not rectified within such period, Licensor shall


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                  be entitled to exercise any remedies it may have hereunder, provided that if such breach is capable of being rectified but incapable, for whatever reason, of being rectified within the said forty-five (45) days, Licensor shall delay taking action so long as Licensee shall have begun to rectify such breach within such period and thereafter proceeds diligently to complete the rectification of the breach and such breach is rectified within a reasonable period thereafter.

                  (d) This Agreement may be terminated at any time by mutual written agreement of the parties.

         12.      MARKINGS

                  Subject to Licensor's instructions and approval, Licensee shall periodically inform all person from whom Licensee obtains Licensed Products or Services of the appropriate trademark and copyright notices to be used in connection with the advertising, promotion, display and sale of the Licensed Products and Services.

         13.      COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS

                  Licensee warrants and agrees that all Licensed Products and Services shall comply with al applicable federal, state and local statutes, standards, regulations and guidelines pertaining to such products or services.

         14.      NOTICES

                  All notices and statements to be given and all payments to be made pursuant to this Agreement shall be sent by First Class Mail, Postage prepaid, if to Licensee, to:


                                    Kmart Corporation
                                    3100 West Big Beaver Road
                                    Troy, Michigan 48084


                  and if to Licensor, to:


                                    Kmart of Michigan, Inc.
                                    3250 West Big Beaver Road
                                    Suite 329
                                    Troy, Michigan 48084


         15.      CONTROLLING LAW


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                  The terms and provisions of this Agreement shall be
                  interpreted in accordance with and governed by the laws of the State of Michigan. Further, the parties agree that the jurisdiction and venue for any action brought by either party shall be in any state or federal court within the Eastern District of Michigan, Southern Division.

         16.      NO IMPLIED WARRANTIES

                  Neither party makes any warranty or representation to the other except as specifically set forth herein.

         17.      NO FRANCHISE OR JOINT VENTURE

                  Nothing contained herein shall be construed to place the parties in the relationship of franchiser/franchisee, partners or joint ventures, it being agreed and understood as well that each party is an independent contractor and is not an agent or employee of the other party.

         18.      FURTHER DOCUMENTS

                  Each party shall, upon request, make execute and deliver such documents as shall be reasonably necessary or take such action as may be reasonably requested to fully implement and carry out the purposes of this Agreement.

         19.      BINDING EFFECT

                  In the event of acquisition or merger, all convenants, agreements, representations, warranties and indemnifications in this Agreement by and on behalf of either of the parties shall bind and inure to the benefit of their respective successors and permitted assignments.

         20.      ASSIGNMENT

                  This License may be assigned or sublicensed, in whole or in part, upon the mutual written consent of the parties. Licensor reserves the right to approve or disapprove of any proposed sublicensee and/or to impose additional conditions upon sublicensees regarding control and use of the Marks.

         21.      WAIVER

                  Silence, acquiescence or inaction shall not be deemed a waiver of any right of either party hereunder, and a waiver shall only be effective if in writing signed by the party to be charges and such waiver shall not be construed to contain a continuing waiver of any other breaches of a same or similar type of breach specifically set forth therein.


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         22.      SEVERABILITY

                  In the event that any part of this Agreement shall be deemed to be invalid or illegal, then such invalid or illegal portion shall, so far as possible, not affect the validity or legality of the reminder of this Agreement, but the parties agree that they shall meet and attempt to arrive at the modification of any illegal or invalid part so as to render the same legal and valid and within the keeping of the original tenor and spirit of the agreement of the parties.

         23.      FORCE MAJEURE

                  Neither party shall be liable for any loss or damage caused by failure or delay in the performance, observance or fulfillment of any terms, obligations, provisions or conditions of this Agreement (including but not necessarily limited to, the failure to make any payments specifies herein) if such failure or delay arises either wholly or in part from any cause reasonably beyond the control of such party.

         24.      ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement between the parties with respect to the licensing of the Marks, and supersedes all prior negotiations, understandings and agreements, if any, between the parties. This Agreement may only be amended or modified by written instrument signed by the parties.

         25.      TITLES AND HEADINGS

                  Titles and headings herein are for convenient reference only and are not part of this Agreement.

         26. The parties agree that the terms and conditions of this Agreement shall be confidential.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below by their duly authorized representatives.

                                   KMART OF MICHIGAN, INC.
Date: __________________________   By: ______________________________________

                                   Title: ___________________________________


                                   KMART CORPORATION
Date: __________________________   By: ______________________________________

                                   Title: ___________________________________